                                                                       EXHIBIT 1


                       SAFEGUARD HEALTH ENTERPRISES, INC.

                              ---------------------

                              TERM SHEET AGREEMENT

                              ---------------------


DATE: March 1, 2000 (the "Effective Date")

PARTIES:  1.   SafeGuard Health Enterprises, Inc. (the "Company")
          2.   CAI Partners and Company II, L.P. and CAI Capital Partners and
               Company II, L.P. (collectively "CAI")
          3.   Jack R. Anderson ("Anderson")
          4.   Silicon Valley Bank ("Bank")
          5.   John Hancock Mutual Life Insurance Company and the other holders of the 7.91% Senior Notes of the Company due September 30, 2005
               (collectively "Hancock")
          6.   Steven J. Baileys, D.D.S. ("Baileys")

                                 ---------------

     This Term Sheet Agreement (the "Agreement") summarizes various binding agreements between the parties. It is not a letter of intent. The parties contemplate that the agreements evidenced by this Agreement will be memorialized in further documentation which may include a Shareholders Agreement, to be prepared and executed by the parties at a later date. However, the agreements evidenced by this Agreement are not subject to or conditioned upon the execution and delivery of such further documentation.

     1. Investor Senior Loan. On the Effective Date hereof, CAI, Anderson, and Baileys (collectively the "Investors"), severally and not jointly, shall loan the Company the aggregate amount of $8,000,000 (the "Investor Senior Loan") in the following amounts: CAI -- $5,000,000; Anderson -- $2,500,000; and Baileys -- $500,000. The Investor Senior Loan shall bear interest at the rate of ten percent (10%) per annum. Interest is payable quarterly and at maturity. The maturity date of the Investor Senior Loan is April 30, 2001. The maturity date of the Investor Senior Loan shall be accelerated in the event of a liquidation or dissolution of the Company. The Investor Senior Loan is unsecured but the Company agrees with the Investors to comply with the same negative pledges with respect to liens on its assets as is contained in the Loan Documents between the Company and the Bank and the Note Purchase Agreement between the Company and Hancock. The Company shall not incur any other indebtedness senior or equal to the Investor Senior Loan. Repayment of the Investor Senior Loan in full shall be prior to repayment of the Bank Loan and the Hancock Notes according to the subordination agreement set forth below. In the event of the closing of the sale of the Preferred Stock and Convertible Notes described below, the principal balance of the Investor Senior Loan shall be cancelled as consideration for the purchase of the Series A Preferred Stock and Series A Convertible Notes by the Investors.


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     2. Sale of Series A Preferred Stock and Series A Convertible Notes to the
Investors. The Investors, severally and not jointly, agree to purchase from the Company (a) 64,000 shares of Series A Preferred Stock for an aggregate purchase price of $6.4 million and (b) Series A Convertible Notes having an aggregate principal amount of $1.6 million. The consideration for the Series A Preferred Stock and the Series A Convertible Notes shall be cancellation of the outstanding principal balance of the Investor Senior Loan. Accrued interest due under the Investor Senior Loan shall be payable in cash to the Investors on the date of closing.

          a. Series A Preferred Stock. The Series A Preferred Stock shall have the following rights, preferences and limitations:

          i. The Series A Preferred Stock shall have a liquidation preference of $100 per share or an aggregate liquidation preference of $6.4 million. The liquidation preference shall be senior to all other securities of the Company including the Series B, C and D Preferred Stock described below and the Common Stock.

          ii. The Series A Preferred Stock shall not have specified dividends but shall be entitled to participate on an as-converted basis in any dividends paid on the Common Stock of the Company or the Series B, C or D Preferred Stock.

          iii. The Series A Preferred Stock shall not be subject to mandatory redemption at the election of the Investors but shall be subject to redemption at a redemption price of $100 per share by the Company at any time on or after ten (10) years after the original date of issuance.

          iv. The Series A Preferred Stock shall be convertible into shares of Common Stock at a conversion price of $1.00 per share. Each share of Series A Preferred Stock shall be initially convertible into 100 shares of Common Stock based on the $100 liquidation preferential amount thereof. The conversion price and number of shares will be subject to customary anti-dilution adjustments for stock splits, share dividends, recapitalizations, stock issuances, etc., with the anti-dilution adjustment for the issuance of shares at less than the conversion price being determined on the "weighted average method."

          v. Subject to the provisions of Section 3A hereof, the Series A Preferred Stock, voting as a single class, shall be entitled to elect a majority (4) of the Board of Directors. On all other matters, the holders of the Series A Preferred Stock shall vote together with the holders of the Common Stock and the Series B, C and D Preferred Stock and shall be entitled to cast one vote for each share of Common Stock into which the Series A Preferred Stock is convertible.

          vi. The approval of the Series A Preferred Stock, voting as a separate class, shall be required for the issuance of any securities having liquidation or other rights senior or superior or equal in any respect to the rights of the Series A Preferred Stock.


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


          b. Series A Convertible Notes. The Series A Convertible Notes shall have the following terms.

          i. The Series A Convertible Notes shall bear interest at the rate of ten percent (10%) per annum from the date of issuance, payable quarterly and at maturity.

          ii. The Series A Convertible Notes shall be automatically converted into shares of Series A Preferred Stock upon the approval by the stockholders of the Company of an amendment to its certificate of incorporation increasing the number of authorized shares of Common Stock sufficient for the issuance of Common Stock upon the conversion of the shares of Series A Preferred Stock and the Series B, C and D Preferred Stock issuable upon the automatic conversion of the Series A Convertible Notes and the Series B, C and D Convertible Notes. The conversion price will be $100 per share and subject to the same anti- dilution protection as the Series A Preferred Stock. Initially the Series A Convertible Note will be convertible into an aggregate of 16,000 shares of Series A Preferred Stock.

          iii. The Series A Convertible Notes shall have no voting rights.

          iv. The Series A Convertible Notes and the payment thereof shall be senior and superior to the Series B, C and D Convertible Notes.

     3. Sale of Series B, C and D Preferred Stock and Series B, C and D Convertible Notes. The Bank and Hancock agree to purchase an aggregate of 176,000 shares of Series B, C and D Preferred Stock and Series B, C and D Convertible Notes having an aggregate principal balance of $4.4 million. The consideration for the Series B Preferred Stock and Series B Convertible Notes shall be the cancellation of all indebtedness and obligations of any kind of the Company, whether principal, interest, costs, expenses or other, to the Bank and Hancock, respectively. The amount of shares of Series B, C and D Preferred Stock and principal amount of the Series B, C and D Convertible Notes shall be allocated to the Bank and Hancock, respectively, as follows: (i) the Bank and Hancock shall each purchase 32,000 shares of Series B Preferred Stock (in the aggregate 64,000 shares) and a Series B Convertible Note with a principal balance of $.8 million (in the aggregate $1.6 million); (ii) the Bank shall purchase 24,000 shares of Series C Preferred Stock and a Series C Convertible Note with the principal balance of $.6 million, and (iii) Hancock shall purchase 88,000 shares of Series D Preferred Stock and a Series D Convertible Note with the principal balance of $2.2 million.

          a. Series B, C and D Preferred Stock. The rights, preferences and limitations of the Series B, C and D Preferred Stock shall be identical except as set forth below:

          i. The Series B, C and D shall have a liquidation preference of $100 per share. The Series B Preferred Stock liquidation preference shall be senior to the Series C Preferred Stock liquidation preference. The Series C Preferred Stock liquidation preference shall be senior to the Series D Preferred Stock liquidation preference. The Series B, C and D Preferred Stock liquidation preferences shall be secondary to the Series A Preferred Stock but prior to any liquidation rights of the Common Stock.


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


          ii. The Series B, C and D Preferred Stock shall not have specified dividends but shall be entitled to participate on an as-converted basis in any dividends paid on the Common Stock of the Company or the Series A, B, C or D Preferred Stock as the case may be.

          iii. The Series B, C and D Preferred Stock shall not be subject to mandatory redemption at the election of the Investors but shall be subject to redemption at a redemption price of $100 per share by the Company at any time on or after ten (10) years after the original date of issuance.

          iv. The Series B, C and D Preferred Stock shall be convertible into shares of Common Stock at a conversion price of $1.00 per share. Each share of Series B, C and D Preferred Stock shall be initially convertible into 100 shares of Common Stock based on the $100 liquidation preferential amount thereof. The conversion price and number of shares will be subject to customary anti-dilution adjustments for stock splits, share dividends, recapitalizations, stock issuances, etc., with the anti-dilution adjustment for the issuance of shares at less than the conversion price being determined on the "weighted average method."

          v. Subject to the provisions of Section 3A hereof, the Series B, C and D Preferred Stock voting together as a single class, shall be entitled to elect one director to the Board of Directors. On all other matters, the holders of the Series B, C and D Preferred Stock shall vote together with the holders of the Series A Preferred Stock and the Common Stock and shall be entitled to cast one vote for each share of Common Stock into which the Series B, C and D Preferred Stock is convertible.

          vi. The approval of the Series B, C and D Preferred Stock, voting as a separate class, shall be required for the issuance of any security of the Company having liquidation or other rights senior and superior or equal in any respect to the rights of the Series B, C and D Preferred Stock.

          b. Series B, C and D Convertible Notes. The terms of the Series B, C and D Convertible Notes shall be identical to the Series A Convertible Notes except that (i) the Series B, C and D Convertible Notes shall be convertible into Series B, C and D Preferred Stock, respectively and (ii) payment of the Series B Convertible Note shall be senior and superior to the Series C Convertible Note, (iii) payment of the Series C Preferred Note shall be senior and superior to payment of the Series D Convertible Note. Initially the Series B, C and D Convertible Notes will be convertible into an aggregate of 16,000 shares of Series B Preferred Stock, 6,000 shares of Series C Preferred Stock and 22,000 shares of Series D Preferred Stock, respectively.

     3A. Change in Class Vote Applicable to Elections. In the event that CAI and Anderson at any time sell fifty percent (50%) or more of their respective Investor Senior Loan or their respective Series A Preferred Stock and Series A Convertible Notes, then, with respect to the election of directors, the Series A, B, C and D Preferred Stock shall be entitled to vote together as a single class to elect five (5) directors to the Board of Directors and the provisions of Section 2.a.v. and Section 3.a.v. hereof with respect to the election of directors shall not be applicable.


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


     4. Closing. The closing of the sale of the Preferred Stock and the Convertible Notes shall occur on the first calendar day of the calendar month following the month in which satisfaction of the following conditions occurs effective immediately prior to the commencement of business on such day:

          a. Regulatory Approval. Receipt of all required regulatory approvals to the transactions contemplated by this Agreement unless otherwise waived by CAI and Anderson;

          b. Performance. The performance by all of the Investors, the Bank and Hancock of their obligations to purchase the Preferred Stock and the Convertibles Notes as described above;

          c. Bankruptcy. The Company shall not have been placed in bankruptcy, either voluntary or involuntarily;

          d. Receivership. Neither the Company nor any of its subsidiaries shall have been placed in a receivership or conservatorship by any regulatory agency unless otherwise waived by CAI and Anderson; and

          e. Forbearance. The Banks and Hancock have complied with the forbearance and subordination agreements set forth in this agreement.

     The Closing shall not be subject to any other conditions precedent.

     5. Terminated Purchase Agreement. The Company, the Bank and Hancock acknowledge and agree that CAI and Anderson properly terminated that certain Debenture and Note Purchase Agreement dated as of June 29, 1999 (the "Terminated Purchase Agreement") pursuant to Sections 8.4(a) and 8.4(b) thereof and waives and releases any contrary claim or assertion. This Agreement does not supersede or extinguish any of the rights of CAI and Anderson under the Terminated Purchase Agreement that survived the termination thereof including, without limitation, their rights to be reimbursed costs and expenses as provided therein. Such costs and expenses which shall not exceed $250,000 in the aggregate, together with the costs and expenses of CAI and Anderson in connection with this Agreement, shall be paid immediately after the execution of this Agreement out of the proceeds of the Investor Senior Loan.

     6. Subordination Agreement. The Bank and Hancock agree that the Investor Senior Loan shall be paid 100% in full in cash before any payment of any kind shall be made on the Bank Loan or the Hancock Notes. Any distribution which would otherwise, but for the provision of this Agreement, be payable or deliverable in respect of the Bank Loan or the Hancock Notes shall be paid or delivered directly to the Investors in payment of the Investor Senior Loan until the Investor Senior Loan, principal and interest, is paid 100% in full. For the purpose thereof "distribution" means, with respect to any indebtedness (a) any payment or distribution by any person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation, (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any person or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness or obligation in or upon any property of any person. The Investor Senior Loan shall continue to be treated as debt


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


that is senior to the Bank Loan and the Hancock Notes and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Investors, the Bank and Hancock even if all or part of the Investor Senior Loan is subordinated, set aside, voided, invalidated or disallowed in connection with any proceeding or sale or transfer or other distribution of all or substantially all of the assets of the Company and this Agreement shall be reinstated if at any time any payment of the Investor Senior Loan is rescinded or must otherwise be returned by any holder of the Investor Senior Loan. The Bank and Hancock agree not to initiate or prosecute any claim, action, or other proceeding challenging the enforceability or validity of the Investor Senior Loan.

     7. Forbearance Agreement. Until April 30, 2001, the Bank and Hancock shall not demand or accept any payment, principal or interest, or accelerate or take any enforcement action with respect to the Bank Loan and the Hancock Notes. For the purposes hereof "enforcement action" means any of the following: (a) to take from or for the account of the Company by set-off or in any other manner the whole or any part of any monies which may now or after be owing by the Company with respect to the Bank Loan or the Hancock Notes; (b) to sue for payment of, or initiate or participate in any other suit, action or proceeding against the Company (i) to enforce payment of or to collect the whole or any part of the Bank Loan or the Hancock Notes or (ii) to enforce any other rights, powers, privileges or remedies under the Bank Loan Documents or the Hancock Note Agreement; or (c) to take any action under the provisions of any state or federal law to enforce, foreclose upon, take possession of or sell any property or assets of the Company. In addition, the Bank and Hancock shall agree to cooperate to the extent commercially reasonable with respect to any other forbearance matters which shall be required in order for the Company to receive a "clean" audit report in its financial statements without any qualifications or exceptions.

     8. Shareholders Agreement. The Investors, the Bank and Hancock agree to an agreement among such parties having the following provisions:

          a. Voting. Such parties agree to vote all shares of voting securities of the Company now or hereafter held by such parties (i) to approve an amendment to the certificate of incorporation of the Company increasing the authorized number of shares of Common Stock of the Company to a number sufficient to permit the conversion of the Series A Preferred Stock and the Series B Preferred Stock issuable upon conversion of the Convertible Notes as specified above, and (ii) to maintain the size of the Board of Directors at seven (7), and (iii) to take and authorize any such further actions as may be necessary or required to fully effectuate this Agreement. The holders of the Series A Preferred Stock shall elect as a director an individual designated by the Bank and Hancock and reasonably approved by the holders of the Series A Preferred Stock. Upon the closing, the director designated by the Bank and Hancock shall be elected to the Board of Directors to fill the vacant position as contemplated by Section 9(d) below.

          b. Drag-Along Rights. CAI and Anderson shall have drag-along rights with respect to the shares owned by the Bank and Hancock in connection with a sale of the Company in a transaction approved by the Board of Directors of the Company; provided that if the value of the securities of the Company in such sale is less than $30 million, a fairness opinion by an investment banker shall be provided.


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


     9. Certain Representations. SafeGuard, acting by and through its duly authorized officers, and Baileys, individually, hereby represent and warrant to the Investors, the Bank and Hancock as follows:

          a. Material Events. To the best knowledge of the Company and Baileys, there is no event or claim of any kind whatsoever that has occurred, is pending or is threatened that has had or could have a material adverse effect on the Company or would be considered a material event as such term is defined under federal securities laws (including court decisions interpreting the same) which event or claim has not been publicly disclosed in a report filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or otherwise publically disclosed in a press release issued by the Company or that certain press release dated December 17, 1999 issued by Berman, Devalerio & Pease, L.L.P. related to a class action lawsuit against the Company. For the purpose hereof, any notice of termination or non-renewal, notice of intent to terminate or non-renew or termination or non-renewal of any group or individual customer contracts which either individually or in the aggregate represent a material number of the members of the plan of the Company shall constitute a material adverse event.

          b. Regulatory Compliance. Up to $5 million of the proceeds of the Investor Senior Loan will be used immediately for a capital contribution to Safe Health Life Company, the insurance subsidiary of the Company, required to be made on the Effective Date by applicable governmental regulations. Except for such capital infusion, all the other subsidiaries of the Company are in compliance with all material provisions of the laws, rules and regulations applicable to the certificate of authority or license held by such subsidiary and none of the subsidiaries has any deficit in any required reserves, capital or other funds required to be maintained by such subsidiary under applicable regulatory requirements.

          c. Board Approval. This Agreement and the transactions provided in this Agreement, including, without limitation, the issuance of the Investor Senior Loan, the Preferred Stock, the Convertible Notes and the approval of the amendment to the certificate of incorporation as contemplated herein, have been approved by the affirmative vote of not less than seventy-five percent (75%) of the current members of the Board of Directors of the Company at a meeting duly called and held in accordance with the Bylaws of the Company. The Board of Directors have taken all action and adopted all approvals necessary in order that the transactions contemplated by this Agreement do not and shall not cause the rights issued to the stockholders of the Company pursuant to that certain Rights Agreement, dated as of March 22, 1996 between the Company and American Stock Transfer and Trust Company, as Rights Agent, to become exercisable or any similar rights under any other rights agreement applicable to the stockholders of the Company to become exercisable.

          d. Board of Directors. The following changes with respect to the Board of Directors of the Company have occurred or have been duly authorized and approved by the Board of Directors of the Company in accordance with the Bylaws of the Company:


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


          i. After the Board approvals described in Section 9(c) above, Messrs. Cox, McKenna, Mann, Stevens and Boyd resigned from the Board of Directors of the Company and the incumbent directors of the Company were then Baileys, Brendzel and Dennis Gates;


          ii. Jack R. Anderson, Leslie B. Daniels and James E. Buncher were then by the Board of Directors appointed as directors of the Company effective upon execution of this Agreement; and

          iii. One vacancy shall remain on the Board of Directors of the Company to be filled upon the closing by the holders of the Series B, C and D Preferred Stock as provided in Section 8(a)(iii) above.

          e. Employment Agreements. Messrs. Cox, Brendzel and Kaufman have agreed that any acceleration or vesting of any rights or benefits under his respective employment agreement with the Company or otherwise resulting from a change of control, including severance payments, shall not occur by virtue of the transactions contemplated by this Agreement and have waived any claim that such is the case.

     10. Cancellation of Warrants. Upon the closing of the sale of the Preferred Stock and the Convertible Notes, Hancock agrees that those certain Warrants for an aggregate of 382,000 shares of Common Stock of the Company issued pursuant to that certain First Amendment and Waiver to Note Purchase Agreement dated as of May 28, 1999 shall be cancelled in all respects.

     11. Registration Rights. None of the Investors, the Bank or Hancock shall have any demand registration rights. The Investors, the Bank and Hancock shall have piggyback registration rights with respect to any securities offering by the Company (other than in connection with an acquisition or an employee benefit plan) on a pro rata basis, subject to any underwriter's cutback on the total number of shares available to be sold by stockholders of the Company in the offering. The parties shall have indemnification rights in connection with any such offering as specified in the Registration Rights Agreement attached as an Exhibit to the Terminated Purchase Agreement. The Company will pay all registration expenses but no selling expenses.

     12. Certain Covenants.

          a. Regulatory Filings. Each party hereto agrees to proceed in good faith and as soon as practicable to make and pursue all regulatory filings and to obtain of all regulatory approvals required for the transactions specified in this Agreement.

          b. Stockholder Meeting. Upon the closing of the sale of the Preferred Stock and the Convertible Notes, SafeGuard shall immediately take all actions required to call and hold a special meeting of the stockholders for the purposes of approving an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock of the Company as contemplated by this Agreement.

     13. Other Understandings.

          a. Board of Directors. So long as the Investor Senior Loan is outstanding, three (3) directors of the Company shall be designees of CAI and Anderson.

          b. Senior Debt. Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of the Company may borrow up to $3,500,000 for working capital purposes on a basis senior and superior to the Investor Senior Loan, the Bank Loan, the Hancock Notes, the Preferred Stock and the Convertible Notes without the consent of the Investors, the Bank or Hancock.

          c. Outstanding Shares. In connection with the transactions provided in this Agreement, the issued and outstanding shares of Common Stock of the Company on the Effective Date shall remain issued and outstanding and the stock options granted to employees and officers of the Company under the stock option plan of the Company prior to the Effective Date shall remain issued and outstanding in accordance with their terms.

          d. Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company will pay (or reimburse upon request) all costs and expenses of CAI and Anderson including, without limitation, reasonable fees and expenses of their consultants, counsel and accountants, in connection with or leading to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          e. Indemnity. The Company will pay and indemnify the Investors, the Bank and Hancock and their respective stockholders, partners, trustees, officers, employees and agents, against all liability and loss with respect to
(i) all claims for fees or commissions of brokerage or finders engaged by the Company with respect to the transactions contemplated by this Agreement, (ii) all taxes, fees and other public charges payable in connection with the issuance of any of the Preferred Stock or Convertible Notes or the execution, delivery, and enforcement of this Agreement for any of the rights of the Preferred Stock or Convertible Notes, and (iii) all claims and suits, either direct or derivative, commenced by or on behalf of the Company or the stockholders of the Company relating to or arising out of this Agreement or the transactions contemplated herein. Such rights shall survive the termination or consummation of this Agreement. The Company shall indemnify the three directors designated by CAI and Anderson to the fullest extent permitted by applicable law.

          f. Waiver. Baileys, the Bank and Hancock agree that they shall not assert, and hereby waive, any claims in their capacity as a shareholder or creditor of the Company against the three directors designated by CAI and Anderson for acts or omissions in their capacity as directors of the Company at any time during the period from the Effective Date through the closing date except for intentional acts of fraud or dishonesty.

          g. Employment Agreement. Baileys agrees that any acceleration or vesting of any rights or benefits under his employment agreement or otherwise resulting from a change of control, including severance payments, shall not occur by virtue of the occurrence of the transactions contemplated by this Agreement and waives any claim that such is the case. In addition, Baileys agrees to voluntarily resign his position as chief executive officer of the Company as of the Effective Date and the Company shall have no obligation to make any severance payments of any kind thereunder as a result thereof. Baileys shall remain as Chairman of the Board of Directors of the Company. All other provisions of his employment agreement shall remain in full force and effect.

     14. Miscellaneous.

          a. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon (i) confirmation or receipt of a facsimile transmission (ii) confirmed delivered by standard overnight carrier, (iii) when delivered by hand or (iv) the expiration of five (5) business days after the date when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to respective parties as set forth in the prior Purchase Agreement, the Bank Loan Documents or the Hancock Note Agreement, as applicable.

          b. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings (other than the provisions of the Terminated Purchase Agreement that survive termination thereof), both written or oral, among the parties or any of them, with respect to the subject matter hereof.

          c. Assignment. This Agreement shall not be assigned by operation in law or otherwise, except that (i) Anderson may assign part of his respective rights and obligations hereunder to up to two third parties and (ii) CAI may assign all or any part of its respective rights and obligations hereunder to any affiliated investment partnership.

          d. Amendment. This Agreement may not be amended except by instrument in writing signed on behalf of each of the parties hereto.

          e. Binding Effect. This Agreement shall be binding upon the parties hereto, their respective heirs, representatives, successors and permitted assigns specifically including any transferees of the Bank Loan, the Hancock Notes, the Investor Senior Loan, the Preferred Stock and the Convertible Notes.

          f. Exculpation. Among Investors, Bank and Hancock. Each of the Investors, the Bank and Hancock acknowledges that such party is not relying upon any person, firm or corporation, other than the representations of the Company contained herein, in making its investment or decision to invest in the Investor Senior Loan, the Preferred Stock or the Convertible Notes and specifically each such party has not relied on any representation or warranty of any of such other parties in making such investment or decision. The Company acknowledges that it is not relying upon any representation or warranty of the Investors, the Bank and Hancock in entering into this Agreement.

          g. Arbitration. In the event of any dispute between any one or more or all of the parties to this Agreement with respect to the respective rights and obligations of the parties under this Agreement, such dispute shall be settled by arbitration in accordance with the arbitration procedures set forth in the Terminated Purchase Agreement.

          h. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of laws.

          i. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.


                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet Agreement as of the Effective Date.

CAI PARTNERS AND COMPANY II, L.P.                 JOHN HANCOCK LIFE INSURANCE
                                                  COMPANY f/k/a JOHN HANCOCK MUTUAL
By:   CAI PARTNERS G.P. AND COMPANY,              LIFE INSURANCE COMPANY
      L.P., GENERAL PARTNER
                                                  By:   /s/ Stephen J. Blewitt
      By: /s/ Leslie B. Daniels                      ----------------------------------
         ----------------------------             Name:
          Leslie B. Daniels                            --------------------------------
                                                  Title:
                                                        -------------------------------

CAI CAPITAL PARTNERS AND COMPANY                  JOHN HANCOCK VARIABLE LIFE
II, L.P.                                          INSURANCE COMPANY

By:   CAI CAPITAL PARTNERS G.P. AND               By:   /s/ Stephen J. Blewitt
      COMPANY, L.P., GENERAL PARTNER                 ----------------------------------
                                                  Name:
      By: /s/ Leslie B. Daniels                        --------------------------------
         ----------------------------             Title:
          Leslie B. Daniels                             -------------------------------

                                                  INVESTORS PARTNER LIFE INSURANCE
                                                  COMPANY (f/k/a JOHN HANCOCK LIFE
      /s/ Jack R. Anderson                        INSURANCE COMPANY OF AMERICA)
-------------------------------------
      Jack R. Anderson                            By:   /s/ Stephen J. Blewitt
                                                     ----------------------------------
      /s/ Steven J. Baileys                       Name:
-------------------------------------                  --------------------------------
      Steven J. Baileys, D.D.S., Trustee          Title:
                                                        -------------------------------

SAFEGUARD HEALTH ENTERPRISES, INC.                MELLON BANK, N.A., solely in its capacity as
                                                  Trustee for Bell Atlantic Master Trust
By:   /s/ Steven J. Baileys                       (f/k/a Nynex Master Pension Trust), (as directed
      -------------------------------             by John Hancock Mutual Life Insurance
      Steven J. Baileys, D.D.S.,                  Company) and not in its individual capacity
      Chairman and Chief Executive Officer
                                                  By: /s/ Carole Bruno
By:   /s/ Ronald I. Brendzel                          ----------------------------------
      -------------------------------             Name: Carole Bruno
      Ronald I. Brendzel, Secretary                     --------------------------------
                                                  Title: Authorized Signatory
                                                         -------------------------------

                                                  SILICON VALLEY BANK

                                                  By:   /s/ Nido Paras
                                                     ----------------------------------
                                                  Name: Nido Paras
                                                       --------------------------------
                                                  Title: Senior Vice President
                                                        -------------------------------



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